Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 20, 2020, with respect to the financial statements of 9 Meters Biopharma Inc. (formerly known as “Innovate Biopharmaceuticals, Inc.”), as of December 31, 2019 and 2018 and for the two years then ended (which report includes an explanatory paragraph relating to the existence of substantial doubt about the Company’s ability to continue as a going concern).

/s/ Mayer Hoffman McCann P.C.

Orange County, California
August 13, 2020